EXHIBIT 23.13

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Emerson Ricardo Re, M.Sc., MAusIMM, Registered Member of the Chilean Mining Commission, Corporate Manager, Reserves and Resources of Yamana hereby consent to the use of my name in connection with the reference to the mineral reserve estimates for the C1 Santa Luz Project, the Ernesto/Pau a Pique Project (for Lavrinha and Ernesto Pit 1), the Fazenda Brasileiro Project and the Pilar Project (for the Jordino Extension) as at December 31, 2013 and the mineral resource estimates for the Arco Sul Project, the C1 Santa Luz Project, the Ernesto/Pau a Pique Project (for Pau a Pique and Lavrinha), the Fazenda Brasileiro Project and the Pilar Project (for Jordino Down Dip, Tres Buracos, HG and Ogo Extension and Maria Lazara) as at December 31, 2013 (collectively, the “Estimates”) and to the report entitled “Technical Report for Gualcamayo Project, San Juan, Argentina, Report for NI 43-101 pursuant to National Instrument 43-101 of the Canadian Securities Administrators” dated March 25, 2011 (the “Report”) and to the inclusion or incorporation by reference of references to and summaries of the Estimates and the Report in the Registration Statement.

YAMANA GOLD INC.

By:	/s/ Emerson Ricardo Re
Name:	Emerson Ricardo Re, M.Sc., MAusIMM, Registered Member of the Chilean Mining Commission
Title:	Corporate Manager, Reserves and Resources

October 6, 2014